Investment Agreement

Denver, Colorado
August 3, 2009

This document sets in place the investment agreement (“Agreement”) between Vista International Technologies, Inc (“Vista”), a Delaware corporation, and Timothy D. Ruddy (“Investor”), an individual and since October 2007 a member of the Board of Directors of Vista International Technologies, Inc., who resides at 3885 Vale View Lane in Mead, Colorado 80542.

1.           Vista agrees that for all funds contributed by the Investor directly to the company, as shown on Exhibit #1, the Investor will have the right to receive one of the following options, at his discretion:

a.)           Upon demand of Investor, but on or after September 30, 2009, repayment of principal and 8% simple interest, accrued from the date of investment.

b.)           Upon demand of Investor at any time, Common Shares of Vista (Ticker symbol - VVIT) equal to the value of funds contributed (with no interest accrued).  For the purposes of the conversion, the market value used for the conversion will be the closing price on the national exchange for the day the investment was made.  If no shares were traded on the day of investment, then the most recent closing price will be used.

c.)           Any combination of   a. and b above representing the full amount of contributed capital plus any applicable interest.

2.           Vista shall pay to the Investor 10% per annum of principal and interest due and owing if Vista fails to pay the Investor or authorized agent within 10 days after the payment is demanded.

3.           Payments received for application to this Agreement shall be applied in the following order:

A.)           to the payment of late charges, if any,

B.)           to the payment of accrued interest at the rate specified in section 2, if any,

C.)           to the payment of accrued interest specified in section 1a, if Investor chooses option 1a for repayment

D.)           reduction of the principal amount.

4.           Vista may prepay the principal amount (with 8% simple interest) outstanding under this Agreement with the consent of the Investor, in whole or in part, at any time without penalty except any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.  Prepayments will count toward the most recently contributed funds first, then toward older contributions, in reverse chronological order.

5.           Vista and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity. This Agreement shall be the joint and several obligation of Vista and all other makers, sureties, guarantors and endorsers, and their successors and assigns.

6.           Any notice to Vista  provided for in this Agreement  shall be in writing and shall be given and be effective upon (1) delivery to Vista or (2) mailing such notice by first-class U.S. mail, addressed to Vista at its address stated below, or to such other address as Vista may designate by notice to the Investor. Any notice to the Investor shall be in writing and shall be given and be effective upon (1) delivery to the Investor or (2) by mailing such notice by first-class U.S. mail, to the Investor at the address stated in the first paragraph of this Agreement, or to such other address as the Investor may designate by notice to Vista.

7.           This agreement shall also address the Komatsu skid steer which was leased by the Investor for use by Vista at the tire processing plant in Hutchins, Texas.  Any remaining payments on the lease will be considered to be funds contributed to Vista at the terms of this agreement.  Once each payment is made, that amount will be removed from the amount owed.

It is understood by both parties that this agreement may be subject to a vote and approval by the board of directors.  If such a vote and approval is required, then the agreement shall be submitted in its current form to the board in a timely fashion.

Agreed to this 3rd day of August by:

Investor:

/s/ Timothy D. Ruddy
Timothy D. Ruddy

Vista:

/s/ Barry Kemble
Barry Kemble
CEO
Vista International Technologies, Inc.

EXHIBIT #1

Funds contributed by Investor to Vista:

11/28/2008	$10,000.00
12/05/2008	$10,000.00
12/12/2008	$10,000.00
12/22/2008	$10,000.00
12/31/2008	$10,000.00
01/15/2009	$10,500.00
01/16/2009	$4,500.00
01/23/2009	$8,000.00
2/11/2009	$4,100.00
02/18/2009	$5,000.00
03/06/2009	$4,000.00
03/13/2009	$15,900.00
03/31/2009	$5,000.00
04/09/2009	$4,100.00
04/09/2009	$5,900.00
04/20/2009	$4,100.00
04/30/2009	$5,300.00
05/14/2009	$4,000.00
06/02/2009	$2,500.00
06/08/2009	$7,500.00
06/26/2009	$5,000.00

This exhibit may be amended as additional funds from the Investor are provided to Vista.  These funds will be contributed under same terms listed in this agreement.